Exhibit 23.1

John Scholz	Chartered Accountant

220 Norfinch Drive	Bus: (647) 347-4294
Toronto, ON M3N 1Y4	Fax: (647) 347-4295
Email: johnscholzca@rogers.com

March 18, 2010

Re:	Nirek Resources Inc.
Guardians of Gold Inc.
Grit International Inc.

I, John Scholz Chartered Accountant, consent to have the audits of the above noted companies included in the F-4 filing.

[signed]

John Scholz CA
Chartered Accountant
Licensed Public Accountant